Exhibit 14

STEINWAY MUSICAL INSTRUMENTS, INC.
CODE OF ETHICS AND PROFESSIONAL CONDUCT

OVERVIEW

Ethical behavior in conducting business, recording transactions, reporting results, and effecting communications is the foundation upon which our business reputation is based. No short-term benefit can outweigh the long-term detriment resulting from the violation of ethics. Therefore, through this policy, the Company has instituted a Code of Ethics and Professional Conduct (the “Code”). This policy addresses many of the issues that one is likely to face in business. However, it is not exhaustive of all possible situations, so it is the responsibility of each individual to seek Company guidance regarding any potentially unethical events or transactions that are not addressed herein.

POLICY

Compliance with Laws and Regulations

The Company shall conduct business in accordance with all applicable laws, rules, and regulations of federal, state, provincial, and local governments, and other appropriate private and public regulatory agencies. Each individual shall ensure compliance with all such laws, rules, and regulations and shall neither engage in nor encourage bribery, price fixing, kickbacks, collusion, information tipping, or any related practice that might be, or give the appearance of being, illegal or unethical.

Business Conduct

The ethical principles to which each individual should tailor his or her conduct are outlined at the end of this document under “Ethical Principles.” At a minimum, each individual shall:

•                  Ensure that all transactions are recorded, all records are accurate and complete, and no service performed or product provided by the Company appears on more than one invoice.

•                  Refrain from offering, providing, or accepting costly entertainment or gifts to or from vendors, dealers, and others with whom we do business where any undue influence over a negotiation, contract, or other decision could occur or may be reasonably inferred therefrom.

•                  Treat proprietary information of the Company as a valued asset and diligently protect it from loss, negligent disclosure, or misuse. Proprietary information includes but is not limited to: strategic information, price lists, customer lists, patents, trademarks, and technical information regarding methods, products, processes, and equipment.

•                  Obtain proprietary information of others only through legal and ethical methods and in accordance with standard industry practice, authorized channels, or availability in the public domain. The use of information obtained in an unauthorized manner is strictly prohibited.

•                  Provide full, fair, accurate, timely, and understandable information to co-workers, colleagues, and auditors. The withholding of information that must be disclosed, or otherwise misleading auditors, lenders, investors, or other interested parties, is strictly prohibited.

•                  Refrain from making any statements to outside parties which would be misleading, deceptive, untrue or disparaging in relation to the Company and its competitors, customers, or suppliers.

•                  Honor contracts, agreements, and assigned responsibilities — neither promise more than one can reasonably expect to deliver nor make commitments not intended to be kept.

Conflict of Interests

Any circumstance which produces, or reasonably appears to produce, a conflict between the personal interest of an individual and the interest of the Company shall be considered a conflict of interests and is strictly prohibited. Conflicts of interests include, but are not limited to, the following:

•                  The use of Company property, information, or resources or reliance on Company actions or decisions by an individual or an individual’s family members, friends, or associates for the purpose of personal advantage or gain.

•                  Ownership interest, direct or indirect participation in, or employment by another entity that is an actual or potential competitor, supplier, customer, or business affiliate of the Company. Acting as an officer, director, consultant, representative, agent advisor, employee, partner, or sole proprietor of an entity is considered to be “having an interest”.

•                  Engagement in any outside activity, enterprise, or association which interferes with job performance. Participation in professional memberships, associations, or community activities are acceptable, and even encouraged, provided that participation is not so time consuming as to interfere with day-to-day job performance.

Additional Requirements for Officers, Directors, and Audit Committee Members

An officer or director is prohibited from arranging, receiving, or renewing any extension of credit, in the form of a personal loan, from the Company.

An Audit committee member may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board or committee, accept any consulting, advisory, or other compensatory fee from the Company or be an affiliated person of the Company.

Additional Requirements for Finance Personnel

Due to the sensitive nature of the information with which finance personnel operate, and the direct relationship between the activities of these individuals and the Company’s compliance with the rules and regulations of governmental and private entities, all finance personnel shall:

•                  Adhere to the procedures implemented by the Company regarding the documentation, reporting, and refining of internal and disclosure controls and procedures.

•                  To the best of his or her knowledge, provide honest, timely, and accurate responses to all questionnaires, confirmations, and representations requested by the Company.

•                  Report transactions properly, completely, and consistently in accordance with the principles, rules, and regulations set forth by the applicable accounting and oversight bodies.

IDENTIFICATION, REPORTING, AND RESOLUTION OF CODE VIOLATIONS

It is imperative that no employee, officer, or director allows his or her independent judgment to be subordinated when dealing with a question of ethics or professional conduct. Each individual has the responsibility to be aware of and report possible violations of this Code and any applicable law as soon as they become apparent. Failure to inquire about the appropriateness of a questionable course of action or retaliation against any individual who reports a suspected violation of this Code is considered a breach of the Code. Violations of this Code shall result in disciplinary action up to, and including, dismissal. A waiver of any component of the Code may be requested. Waivers shall be handled in accordance with the resolution and disciplinary action procedures outlined below.

Inquiries regarding this Code should be directed to an individual’s supervisor/department head, and the advice given or resolution reached should be fully documented and signed by the individual and the supervisor/department head. Supervisors/department heads are required to seek the advice of the Company’s general counsel in all cases where the appropriate response is not readily apparent.

Individuals may report suspected violations of this Code to a supervisor/department head, the Company’s general counsel, or the audit committee. Inquiries or reports may be directed as follows:

Dennis M. Hanson, General Counsel
Steinway Musical Instruments, Inc.
800 South Street, Suite 305
Waltham, MA 02453
dhanson@steinwaymusical.com

Audit Committee
Steinway Musical Instruments, Inc.
800 South Street, Suite 305
Waltham, MA 02453
auditcommittee@steinwaymusical.com

Reports may be made anonymously. However a name and contact instructions must be provided if a specific reply is sought.

Resolution and determination of disciplinary action resulting from violations of the Code by an individual will be determined in accordance with the following:

•                  If the individual is not an officer, director, senior financial officer, or controller, then the general counsel and the operational and human resource head of the division for which the individual provides services will review the alleged violation and determine, by majority vote, the disciplinary action to be taken. A final report detailing the violation and the action taken must be provided to the individual and retained in the individual’s personnel file. Requested waivers shall be handled in the same manner.

•                  If the individual is an officer, director, senior financial officer, or controller of the Company, then the board of directors will review the alleged violation and determine, by majority vote, the disciplinary action to be taken. The individual, if serving on the board of directors, is prohibited from participating in the vote. Requested waivers shall be handled in the same manner however, if a waiver is granted, immediate public disclosure is required. Accordingly, immediate notification must be provided to the Company’s general counsel and director of communications by the board of directors.

ACKNOWLEDGEMENT OF THE CODE OF ETHICS AND PROFESSIONAL CONDUCT

Each employee, officer and director will be presented with a copy of the Code. Due to the significant reliance on finance personnel, officers, and directors, each of these individuals will be asked to sign a form acknowledging that he or she has read, understood, and complied with the Code. The Company will retain the signed statement in the individual’s personnel file.

ETHICAL PRINCIPLES

Each employee, officer, and director of Steinway Musical Instruments, Inc. and subsidiaries is expected to:

•                  Exercise reasonable and prudent professional judgment and act in the best interests of the Company.

•                  Share knowledge and maintain skills important and relevant to one’s position in the Company.

•                  Refrain from engaging in any activity or association which would reflect negatively on the image or integrity of Company or which would result in embarrassment to Company.

•                  Achieve responsible use of and control over assets or resources entrusted to you.

•                  Conduct oneself in an honorable, fair, competent, and professional manner.

•                  Proactively promote ethical behavior in the work environment.

•                  Act in good faith, responsibly, with due care, competence, and diligence.

•                  Use or authorize company resources only for legitimate business purposes.

•                  Perform duties in a competent, efficient, and economical manner.